Alliqua’s CEO Issues Letter to Shareholders

LANGHORNE, PA -- February 3, 2014 – David Johnson, CEO of Alliqua, Inc. (NASDAQ: ALQA) (“Alliqua” or “the Company”), has issued the following letter to shareholders:

Dear Shareholders,

As we find ourselves well into 2014, a lot has transpired at Alliqua since my last communication. In fact, since issuing my midyear letter to you on July 30, the Company has enjoyed several exciting and pivotal developments that I would like to call to your attention. However, before I do this, let’s take a quick step back and review the vision of Alliqua. We are striving to play a consolidation role in the fragmented wound care marketplace to build/buy a suite of targeted technology solutions, so that wound care practitioners around the world will have appropriate technologies to deal with the challenges they face with chronic (diabetic foot ulcers; venous stasis ulcers and pressure ulcers) and acute (burns and post-surgical) wounds. Back in July, we reviewed our five key objectives, and I am proud to report that we have met our goals of building a world-class team, commercializing our proprietary wound care products, expanding our wound care products and technologies, building the value proposition and proof of principle for our hydrogel technology for topical and transdermal drug delivery and remaining committed to optimizing our HepaLife intellectual property.

With our recent corporate developments and agreements, we believe our investors can see a much clearer picture of our business focus, which remains firmly fixed on building a company that is capable of offering a superior suite of technological solutions for wound care practitioners and their patients.

Product Portfolio Expansion

• We entered into a licensing agreement with Celgene Cellular Therapeutics, a subsidiary of Celgene Corporation, whereby Alliqua received the right to develop and market the biologic wound care products Biovance® and Extracellular Matrix (ECM). These products allow Alliqua to enter into one of the fastest growing areas of advanced wound care.

• We signed a long-term agreement with the German wound care company sorbion GmbH to distribute the sorbion sachet S, sorbion sana and other products with hydration response technology as primary dressings throughout all of the Americas. This is a major milestone for us since the sorbion sachet S and sorbion sana brands have been market leaders in the MMP (matrix metalloproteinase) modulator wound dressing category in Germany and the U.K. for the past several years, and are FDA-cleared and reimbursable.

Building Out Our Commercial Footprint

• In order to facilitate us becoming the exclusive distributor of sorbion-branded wound products in the Americas, we entered into a separate agreement with Carolon Health Care Products of North Carolina, which gives us access to Carolon’s established distribution relationships with major wholesalers and healthcare facilities in the wound healing industry.  Presently, we have contracts with 47 independent sales agents to sell our proprietary hydrogel brands of SilverSeal® and Hydress®, together with our newly acquired sorbion products in 32 states throughout the country.

• We signed a distribution agreement with McKesson Medical-Surgical, one of the most well-known and respected healthcare distributors in the U.S. market. In addition, we have now signed agreements with the majority of large medical-surgical distributors in the United States offering access to all Alliqua brands, providing easier access to our products across the continuum of care.

• We also signed a distribution agreement with Team Distributing International, LLC, of El Dorado, Ark., and World Health Industries, Inc., of Jackson, Miss., by which both companies’ extensive U.S. sales representative network will distribute our SilverSeal® and Hydress® wound dressings to physicians and podiatric offices around the country.

Capital Formation

• In addition to the license agreement with Celgene, Alliqua entered into an agreement with Celgene to sell 1,672,474 shares of Alliqua common stock, at a purchase price of $3.59 per share, and a five year warrant to purchase an additional 836,237 shares of common stock at an exercise price of $5.69, in exchange for $6.0 million.

• Concurrent to the Celgene transaction, several unrelated funds, led by Broadfin Capital LLC and Perceptive Advisors LLC, invested an additional $7 million on comparable financial terms. Alere Financial Partners, a division of Summer Street Research Partners, acted as placement agent for the transaction with these investors. This financing, together with a $1.0M capital raise closed on November 6, 2013 from The Crossover Healthcare Fund LLC, brought our total amount raised to $14.0M in the fourth quarter.

Corporate Developments

• We strengthened our executive team with the addition of Brian M. Posner as Chief Financial Officer. Brian is a strategic and financial leader with more than 25 years of diversified management experience, working in both public and private companies ranging from startups to those with more than $1B in revenue. This experience should serve us well as we expand our plans to build a preeminent wound care company.

• On November 18, 2013, we effected a 1 for 43.75 reverse split of our common stock as a step toward our intention to have our common stock listed on a national exchange and on January 28, 2014, Alliqua’s stock began trading on the NASDAQ Capital Market. We believe that having our stock trade on NASDAQ will increase our visibility in the market, and ultimately increase our shareholder base.

• In connection with the Celgene agreement to invest in Alliqua’s securities, Celgene received the right to appoint a director to Alliqua’s Board of Directors. We were honored that Perry A. Karsen, CEO of Celgene Cellular Therapeutics, a wholly owned subsidiary of Celgene, for which Mr. Karsen also serves as Executive Vice President and Chief Operations Officer, joined our Board. Mr. Karsen, who oversaw our licensing agreement with Celgene, possesses a broad knowledge of the wound care space and has a strong commitment to playing an important role in Alliqua’s activities within this sector.

Clinical Milestones

• A preclinical study concluded that our investigational lidocaine transdermal patch compares favorably to the Lidoderm® (Lidocaine patch 5%) patch that is currently on the market. The overall study results indicate that our patch is able to deliver a slightly higher amount of lidocaine than Lidoderm and to reach maximum delivery within a comparable period.

• At the Fall 2013 Symposium on Advanced Wound Care, held September 27-29 in Las Vegas, we shared the results from a post-marketing study to assess surgical wound outcomes in patients who have undergone foot and ankle surgery. The study showed that our SilverSeal® dressing had a lower incidence of incision complications, including infection, and a greater reduction in scar length compared to standard petroleum-based dressing.

Media Attention

• As we’ve made progress on our corporate and clinical developments, we have received attention in the media. Articles on our transformation into a wound care products and technology company, our growth strategy, and recent strengthening of our management team, were published in the Philadelphia Business Journal and Medical Device Daily, Ostomy Wound Management and FierceDrugDelivery. Separate reports of our hydrogel dressings and their unique characteristics were featured in Medical Design Technology, Manufacturing Chemist, WOUNDS and Qmed.com. Naturally we are pleased to receive recognition in the media for our achievements, both in terms of our portfolio of wound care products and our corporate developments, including our strong management team. This effort also builds awareness of our company and our products to potential partners, customers and physicians.

Looking Forward

While we are encouraged about achieving each of our 2013 milestones, I believe we have set even more aggressive goals for 2014. Thus, here are the key milestones you should be watching for as we move through the year:

• We have built a balanced revenue plan for our current product portfolio and expect our sales to grow throughout the year on proprietary products. Of course, our contract manufacturing revenue is expected to be a little less consistent due to the nature of the business. However, you will see our fourth quarter sales in 2013 started to produce some early revenue of our proprietary products. We will seek to build on this trend through 2014.

• We intend to expand our selling organization by adding around 20 new direct sales representatives to enhance the independent team we assembled in 2013.

• We plan to launch the Biovance Human Amniotic Membrane Allograft product late in the second quarter, and file for regulatory approval on our Extracellular Matrix product in the second half of the year.

• We will seek to expand our current product portfolio and suite of technological solutions through a mix of organic development opportunities and a targeted M&A focus. As examples, we will focus on technology areas in the regenerative space, antimicrobial technology, expanding our dressing technology and, of course, looking for new areas of innovation.

As you see, Alliqua is a very different company from what it was just a few months ago, and very different from the Company’s origins back in 1998. Although we are very encouraged about the progress that we have made in 2013, we are now focused on achieving the milestones set out for 2014, continuing to build a world-class wound company and maximizing shareholder value.

I hope you find this update and transparency into the Company valuable, and once again thank you for being a supporter of Alliqua, Inc.

About Alliqua, Inc.

Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal®　brand, as well as the sorbion sachet S and sorbion sana wound care products. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, we believe that Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brian M. Posner
Chief Financial Officer
+1-215-702-8550

Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider
+1-212-825-3210

Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj
+1-212-825-3210